Exhibit 5.1

2049 Century Park East Los Angeles, CA 90067 United States
Facsimile:
+1 310 552 4200	+1 310 552 5900

www.kirkland.com

October 10, 2024

Ares Management Corporation

1800 Avenue of the Stars

Suite 1400

Los Angeles, CA 90067

Ladies and Gentlemen:

We are providing this letter in our capacity as counsel to Ares Management Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), of a prospectus supplement, dated October 8, 2024 (the “Prospectus Supplement”) to the prospectus, dated February 27, 2023, included as part of a registration statement on Form S-3 (File No. 333-270053), as amended (the “Registration Statement”), relating to the issuance and sale by the Company of up to 30,000,000 shares of the Company’s 6.75% Series B Mandatory Preferred Stock, par value $0.01 per share (the “Mandatory Convertible Preferred Stock”) of the Company (including up to 3,000,000 shares of Mandatory Convertible Preferred Stock that may be sold pursuant to the exercise of the underwriters’ option to purchase additional shares of Mandatory Convertible Preferred Stock), pursuant to an Underwriting Agreement, dated October 8, 2024 (the “Underwriting Agreement”), among the Company, Ares Holdings L.P., a Delaware limited partnership, Ares Holdco LLC, a Delaware limited liability company, and the underwriters named therein. The Mandatory Convertible Preferred Stock is convertible into shares of Class A common stock, par value $0.01 per share of the Company (the “Common Stock”), pursuant to the certificate of designations (the “Certificate of Designations”) establishing the terms of the Mandatory Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on the date hereof.

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including, (i) the second amended and restated certificate of incorporation of the Company in the form filed Exhibit 3.1 to the Registrant’s Current Report on Form 10-Q (File No. 001-36429) filed with the SEC on May 6, 2021, (ii) the bylaws of the Company in the form filed as Exhibit 99.4 to the Registrant’s Current Report on Form 8-K (File No. 001-36429) filed with the SEC on November 15, 2018, (iii) resolutions of the Board of Directors of the Company, (iv) the Underwriting Agreement, (v) the Certificate of Designations, (vi) the Registration Statement, together with the exhibits filed as a part thereof and including the documents incorporated by reference therein and (vii) the Prospectus Supplement, including any documents incorporated by reference therein.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

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Based upon and subject to the foregoing limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion, assuming no change in the applicable law or pertinent facts after the Registration Statement was declared effective, that (i) the shares of Mandatory Convertible Preferred Stock are duly authorized, (ii) when the shares of Mandatory Convertible Preferred Stock are registered by the Company’s transfer agent and delivered against payment of the agreed consideration therefor in accordance with the Underwriting Agreement, the shares of Mandatory Convertible Preferred Stock will be validly issued and fully paid and holders of the Mandatory Convertible Preferred Stock will have no obligation to make payments or contributions to the Company or its creditors solely by reason of their ownership of the Mandatory Convertible Preferred Stock and (iii) when the shares of Common Stock initially issuable pursuant to the Certificate of Designations upon conversion of the Mandatory Convertible Preferred Stock have been issued and delivered by the Company in accordance with the Certificate of Designations and the terms of the Mandatory Convertible Preferred Stock, the shares of Common Stock will be validly issued, fully paid and non-assessable.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

For purposes of rendering our opinion expressed above, we have assumed that (i) the Registration Statement remains effective during the offer and sale of the shares of Mandatory Convertible Preferred Stock; and (ii) at the time of the issuance, sale and delivery of each share of Mandatory Convertible Preferred Stock and the issuance and delivery of each share of Common Stock to be issued upon conversion of the Mandatory Convertible Preferred Stock (x) there will not have occurred any change in law affecting the validity, legally binding character of such share of Mandatory Convertible Preferred Stock or Common Stock, as applicable, and (y) the issuance, sale and delivery of such share of Mandatory Convertible Preferred Stock or the issuance and delivery of such share of Common Stock, the terms of such share of Mandatory Convertible Preferred Stock or Common Stock, as applicable, and compliance by the Company with the terms of such share of Mandatory Convertible Preferred Stock or Common Stock, as applicable, will not violate any applicable law, any agreement or instrument then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the shares of Mandatory Convertible Preferred Stock.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is furnished to you in connection with the filing of the Prospectus and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP